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                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
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
[ ]  Preliminary Proxy Statement                                  [ ]  Confidential, for Use of the Commission Only
[ ]  Definitive Proxy Statement                                        (as permitted by Rule 14a-6(e) (2))
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12


                              IRT PROPERTY COMPANY
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                (Name of Registrant as Specified In Its Charter)

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

                  IRT PROPERTY COMPANY ANNOUNCES FOURTH QUARTER
                              AND YEAR-END RESULTS
                          FFO per Share Increases 12.9%

ATLANTA (January 30, 2003) -- IRT Property Company (NYSE:IRT) announced today its operating results for the fourth quarter and year ended December 31, 2002.

Financial  Highlights
     Fully diluted funds from operations increased 20.4% to $12,390,000 in the fourth quarter of 2002 compared with $10,293,000 in the fourth quarter of 2001. Fully diluted funds from operations increased 6.6% to $44,292,000 in 2002 compared with $41,559,000 in the prior year. Revenues increased 12.4% in the fourth quarter to $23,748,000 compared with $21,129,000 in the prior-year period. For 2002, revenues increased 7.0% to $90,538,000 compared with $84,605,000 in the prior year.

     Funds from operations per fully diluted share increased 12.9% to $0.35 in the fourth quarter compared with $0.31 in the prior-year period. FFO for the fourth quarter of 2002 included lease termination fees and an outparcel sale totaling $1.7 million, or $0.05 per fully diluted share. Funds from operations per fully diluted share increased 4.8% to $1.31 in 2002 from $1.25 in the prior-year.

     Net earnings for the fourth quarter of 2002 increased 92.7% to $10,838,000 compared with $5,623,000 for the same period a year ago. Net earnings per diluted share increased 77.8% to $0.32 in the fourth quarter compared with $0.18 in the same period a year ago. Earnings for the fourth quarter included gains on the sale of three shopping centers of $3.1 million, or $0.09 per fully diluted share.

     Net earnings for 2002 increased 24.3% to $31,338,000 compared with $25,220,000 in the same period a year ago. For 2002, net earnings per diluted share were $0.95 compared with $0.83 in 2001.

     Commenting  on  the  announcement,  Thomas  H.  McAuley, Chairman and Chief
Executive Officer, stated, "We were very active during the quarter on many fronts, not only with our pending merger with Equity One but also opening a new development, leasing and property sales. In addition to the success of our development and leasing activity in the quarter, we were able to complete the sale of three properties and one pre-development property, bringing total proceeds raised during the year to over $21 million. The combined efforts of our entire team led to funds from operations exceeding our previous expectations for the quarter and the year. We are encouraged with such a strong finish to the year and the overall positioning of the Company as we enter the next stage in the evolution of our company - merging with Equity One to become one of the largest shopping center owners in the Southeast."

Development  Program  Highlights
     The Company's development program continued to produce solid results in the quarter. In November, the redevelopment of Carrollwood Center in Tampa was completed with a new Publix opening and a renovation of the center. Subsequent to the end of the quarter, the Company opened The Shops at Huntcrest in Atlanta. Anchored by Publix, the 97,040-square-foot neighborhood center is currently 90% leased and committed. In the fourth quarter of 2003, the Company also expects to complete the 15,000-square-foot expansion to Unigold Center in Orlando.

     Mr. McAuley added, "These two properties are good examples of the added value we can generate through development. We acquired Carrollwood Center in late 2001 with the intent of increasing the expected return through a renovation and expansion of the center. Likewise, The Shops at Huntcrest becomes the fifth new Publix-anchored development we have completed in the past two years and our first in the Atlanta area. These properties will be strong additions to our portfolio. With several new projects in pre-development stages, including one new location in which we are in final lease negotiations with a grocery anchor, and three outparcel sales under contract, we expect the development capabilities of the IRT management team to be an additional asset to the combined entity."

Leasing  Activity
     During 2002, IRT maintained a high level of leasing activity throughout its portfolio. For the year, the Company signed a total of 943,000 square feet of new and renewal leases and was able to open each of the three new development properties completed during the year in excess of 90% leased. Despite the loss of two Kmart locations and the termination of a Winn-Dixie lease, the Company's portfolio ended the year at 92% leased. "We are pleased with the success our leasing team has had during the year. We have faced several challenges with the loss of several anchors due to bankruptcy and a weak retail environment, but our leasing results indicate that the increasing concentration of our portfolio in larger, higher growth markets has enabled us to work with new tenants that continue to have an interest in well-leased, grocery-anchored shopping centers."

                           ABOUT IRT PROPERTY COMPANY
                           --------------------------
     A self-administered equity real estate investment trust, IRT specializes in Southeastern United States shopping centers. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart and other popular national and regional chain stores. The portfolio of 90 shopping center investments includes approximately
9.8 million square feet of retail space. For additional information, please visit the company's Web site at www.irtproperty.com.

                            SUPPLEMENTAL INFORMATION
                            ------------------------
     A copy of the Company's supplemental information package for the quarter ended December 31, 2002, is available to all interested parties at our web site, or upon written or e-mail request to Karen Sheppard, IRT Property Company, 200 Galleria Parkway N.W., Suite 1400, Atlanta, Georgia 30339. E-mail address:
INVESTORRELATIONS@IRTPROPERTY.COM.

     Equity One has filed a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant documents, with the SEC concerning the proposed merger between Equity One and IRT. You are urged to read the registration statement containing the joint proxy statement/prospectus and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information about Equity One, IRT and the merger. You may obtain the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Equity One by directing a request to Equity One, 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations, telephone: (305) 947-1664 and from IRT by directing a request to IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, Attention: Investor Relations, telephone: (770) 955-4406.

     Equity One and IRT, and their respective directors and executive officers and other members of their management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Equity One and IRT in connection with the merger. Information about the directors and executive officers of Equity One and their ownership of Equity One shares is set forth in the proxy statement for Equity One's 2002 annual meeting of stockholders. Information about the directors and executive officers of IRT and their ownership of IRT stock is set forth in the proxy statement for IRT's 2002 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.

     In addition to historical information, this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2001, under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors," and otherwise in the Company's SEC reports and filings.

                                    IRT PROPERTY COMPANY
                                    FINANCIAL HIGHLIGHTS
                                         (UNAUDITED)
                            (IN THOUSANDS, EXCEPT PER SHARE DATE)

                                                      THREE MONTHS ENDED      YEAR ENDED
                                                         DECEMBER 31,        DECEMBER 31,
                                                      ------------------  ------------------
                                                        2002      2001      2002      2001
                                                      --------  --------  --------  --------
Gross revenues                                        $23,748   $21,129   $90,538   $84,605
                                                      ========  ========  ========  ========
Income from continuing operations
  before income taxes, minority interest,
  gain on sale of properties and outparcels
  and discontinued operations                         $ 7,285   $ 5,148   $24,984   $20,952
Income tax provision                                        9         -         -       (53)
Minority Interest - OP unitholders                       (179)     (119)     (559)     (509)
Gain on sales of properties and outparcels                603       347     1,101     3,848
                                                      --------  --------  --------  --------
Income from continuing operations                       7,718     5,376    25,526    24,238
Income from discontinued operations                     3,120       247     5,968       982
Extraordianry loss on debt extinguishment                   -         -      (156)        -
                                                      --------  --------  --------  --------
Net earnings                                          $10,838   $ 5,623   $31,338   $25,220
                                                      ========  ========  ========  ========

Diluted earnings per share:(1)
     Income from continuing operations                $  0.23   $  0.17   $  0.77   $  0.80
     Income from discontinued operations                 0.09      0.01      0.19      0.03
     Extraordinary item                                     -         -     (0.01)        -
                                                      --------  --------  --------  --------
     Net earnings                                     $  0.32   $  0.18   $  0.95   $  0.83
                                                      ========  ========  ========  ========
Weighted average shares:
     Basic                                             33,993    30,404    32,772    30,322
     Diluted(1)                                        34,169    31,378    33,095    33,301

Fully diluted funds from operations (2)(3)            $12,390   $10,293   $44,292   $41,559
                                                      ========  ========  ========  ========
Fully diluted funds from operations per share (2)(3)  $  0.35   $  0.31   $  1.31   $  1.25
                                                      ========  ========  ========  ========

Fully diluted weighted average shares (2)(3)           34,985    33,447    33,911    33,301

(1) Diluted earnings per share includes the effects of the conversion of the OP Units and the 7.3% debentures when such conversion is dilutive. For the three months and the year ended December 31, 2002 such conversion of the OP units are anti-dilutive and are not included. For the three months and the year ended December 31, 2001, the conversion of the OP Units is assumed, as it is dilutive. For the three months ended December 31, 2002 and 2001, the effects of the debenture conversion are anti-dilutive and are not included. For the year ended December 31, 2002 and 2001, the effects of the debenture conversion is assumed, as it is dilutive.

(2) The Company defines funds from operations, consistent with the NAREIT definition, as net earnings (computed in accordance with generally accepted accounting principles) before gains (losses) on sales of properties and extraordinary items, plus depreciation and amortization of capitalized leasing costs. Interest on debentures, amortization of debenture costs and amounts attributable to minority interests of convertible partnership units ("OP Units") are added to funds from operations when the assumed conversion is dilutive.
Conversion of the OP Units is dilutive and therefore assumed for the three months and year ended December 31, 2002 and 2001. Conversion of the debentures is dilutive and therefore assumed for the year ended December 31, 2002 and 2001 and for the three months ended December 31, 2001. For the three months ended
December 31, 2002, such debenture conversion is anti-dilutive and, as such, is not included due to the debenture redemption in January 2002.

(3) Fully diluted funds from operations, assuming conversion of the Company's 7.3% subordinated debentures and OP Units, is calculated as follows:


                                              THREE MONTHS ENDED     YEAR ENDED
                                                 DECEMBER 31,       DECEMBER 31,
                                              ------------------  ----------------
                                               2002     2001       2002     2001
                                              -------  -------    -------  -------
Funds from operations                         $12,143  $ 9,648    $43,328  $38,941
Interest on convertible debentures                  -      425        109    1,699
Amortization of convertible debentures costs        -       25          7      100
Amounts attributable to minority interest         247      195        848      819
                                              -------  -------    -------  -------
     Fully diluted funds from operations      $12,390  $10,293    $44,292  $41,559
                                              =======  =======    =======  =======
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